UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2012

EnergySolutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-33830	51-0653027
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

423 West 300 South Suite 200 Salt Lake City, Utah	84101
(Address of Principal Executive Offices)	(Zip Code)

(801) 649-2000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(a) Resignation of Chief Executive Officer and Chief Financial Officer

On June 11, 2012, the Company announced changes in its senior leadership team as part of an ongoing effort to increase stockholder value.  Among other actions described in this Report, effective June 10, 2012, the Company accepted the resignation of Val J. Christensen as the Company’s president and chief executive officer and as a director of the Company, and of William R. Benz as the Company’s chief financial officer.  The Company entered into a separation agreement with each of Messrs. Christensen and Benz setting forth the terms of their separation from the Company.  Mr. Christensen will fully separate from employment with the Company effective June 10, 2012.  The separation agreements provide, among other things, that, upon their respective final separations from employment with the Company, the former executives will receive:

•                  a cash severance payment equal to $3,000,000 in the case of Mr. Christensen and approximately $1,085,400 in the case of Mr. Benz, payable in 24 equal monthly installments (18 monthly installments in Mr. Benz’s case);

•                  a pro rata portion of the executives’ respective annual cash bonus awards, payable in a lump sum within 30 days after a determination of the executives’ actual bonus is made by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”);

•                  payment or reimbursement for COBRA health plan premiums for up to 24 months (18 months in Mr. Benz’s case); and

•                  outplacement services for up to one year.

Each of the foregoing items is required to be paid or provided by the Company pursuant to the executive severance agreements by and between the respective executive and the Company, in the form disclosed as Exhibit 10.1 to the Company’s Quarterly Report on Form 10-Q filed on November 9, 2011.

Additionally, the separation agreements provide:

•                  in Mr. Christensen’s case, continued vesting of his equity and performance-based awards during the consulting period (described below), with exercisability of vested Company stock options for a period of 90 days following the end of his consulting period; and

•                 in Mr. Christensen’s case, pro rata acceleration of his performance share unit awards based upon achievement of pro rata performance targets through the end of the year in which his consulting period ends.

As part of the separation agreement with Mr. Christensen, he has agreed to enter into a consulting agreement with the Company pursuant to which he will be paid $25,000 per month for his consulting services.  In addition, pursuant to his separation agreement with the Company, Mr. Benz has agreed that, to the extent requested by the Company, he will provide consulting services to the Company at an hourly rate following his separation from employment with the Company.

The foregoing summary of the separation agreements does not purport to be complete and is subject to, and qualified in its entirety by, the full text of such documents to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

(b) Appointment of Chief Executive Officer

The Board appointed David J. Lockwood as the Company’s president and chief executive officer, effective June 11, 2012.  Mr. Lockwood, who has served as a director since November 3, 2010, will continue in this role, except that he has resigned from the Compensation Committee effective as of June 10, 2012.  Mr. Lockwood has been a partner of ValueAct Capital, an investment management firm, since 2007.  Prior to that, Mr. Lockwood was chairman and chief executive officer of Liberate Technologies (NYSE: LBRT), a provider of software to digital media companies, from 2003 to 2006.  From 2001 to 2003, Mr. Lockwood was chief executive officer and president of Intertrust (NYSE: ITRU), a company that develops software for digital rights management and licenses intellectual property.  Mr. Lockwood has also held a number of positions in the financial services industry, including managing director at Goldman Sachs.  Mr. Lockwood served as a member of the board of directors of BigBand Networks, Inc., a leader in digital video networking, from July 2010 until November 2011 and currently serves as a director of Steinway Musical Instruments, Inc. (NYSE: LVB), a manufacturer of musical instruments.  Mr. Lockwood holds a Bachelor of Arts degree from Miami University (Ohio) and a Masters of Business Administration degree from the Graduate School of Business of the University of Chicago.  Mr. Lockwood is 52 years old.

There are no family relationships between Mr. Lockwood and any other director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K, except for the personal investment Mr. Lockwood agreed to make as described in section (d) of this Item 5.02 below, which is incorporated herein by reference.

See section (d) of this Item 5.02 for a discussion of the new compensatory arrangements that the Company entered into with Mr. Lockwood in connection with his appointment as the Company’s president and chief executive officer.

(c) Appointment of Chief Financial Officer

The Board appointed Gregory Wood as the Company’s executive vice president and chief financial officer, effective June 11, 2012.  Mr. Wood previously was Executive Vice President and Chief Financial Officer of Actian Corporation, a provider of database and data analytics software, from 2010 to 2012.  Mr. Wood also currently serves as a director of Steinway Musical Instruments, Inc. (NYSE: LVB).  Prior to joining Actian, Mr. Wood held chief financial officer roles at numerous public and private companies, including Silicon Graphics, Liberate Technologies and InterTrust Technologies.  A certified public accountant (inactive), Mr. Wood holds a B.B.A. in accounting from the University of San Diego and a J.D. from the University of San Francisco School of Law.  Mr. Wood is 53 years old.

There are no family relationships between Mr. Wood and any other director or executive officer of the Company, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

See section (d) of this Item 5.02 for a discussion of the new compensatory arrangements entered into with Mr. Wood in connection with his appointment as the Company’s executive vice president and chief financial officer.

(d) New Compensatory Arrangements

In connection with their appointments as described in sections (b) and (c) of this Item 5.02:

•                  Mr. Lockwood will receive an annual base salary of $750,000 and his target annual bonus opportunity will be 100% of his base salary;

•                  Mr. Wood will receive an annual base salary of $500,000 and his target annual bonus opportunity will be 100% of his base salary; and

•                  Mr. Wood will also receive a sign-on bonus of $275,000, subject to pro rata repayment in the event of termination for “cause” or without “good reason” within two years (as defined in his Severance Agreement, described below).

In connection with his appointment as the Company’s president and chief executive officer, Mr. Lockwood agreed to make a personal investment in the Company on the following terms:

•                  Subject to certain conditions, following his appointment as the Company’s president and chief executive officer, Mr. Lockwood will be required to purchase from the Company shares of the Company’s common stock for a total aggregate purchase price of $3,000,000, based on the market prices prevailing at the time of purchase, provided that the total number of purchased shares will not exceed 0.99% of the shares of the Company’s common stock in order to comply with listing requirements.

•                  Mr. Lockwood agreed to (i) maintain a net long position in shares of Company common stock he owns personally equal to not less than the number of the shares so purchased and (ii) not effect any short sale, swap or other derivative transaction having the effect of mitigating his risk or exposure to the purchased shares, in each case for at least four years after the date of last purchase, subject to an earlier qualifying termination of Mr. Lockwood’s employment with the Company or under circumstances that require diversification under applicable law.

In addition, the Company entered into a phantom performance share unit award agreement with each of Mr. Lockwood and Mr. Wood, dated June 10, 2012 (the “PSU Agreements”), under the Company’s Executive Bonus Plan.  Pursuant to the PSU Agreements, the Company will grant each of Messrs. Lockwood and Wood, on June 12, 2012, a performance share unit award, subject to full payment over six years based on four-year performance criteria, absent a qualifying termination of employment.  In general, no amounts are payable under the PSU Agreements unless certain performance criteria are met.  The awards are payable in cash, except that the first 1,000,000 units earned and paid to Mr. Lockwood will instead be settled in shares of the Company’s common stock granted under the Company’s 2007 Equity Incentive Plan pursuant to the terms of the restricted stock award agreement between the Company and Mr. Lockwood, dated June 10, 2012 (the “Restricted Stock Agreement”).

Mr. Lockwood’s target award is 2,637,758 performance share units and his maximum award is 3,122,041 performance share units.  Mr. Wood’s target award is 1,055,103 performance share units and his maximum award is 1,248,816 performance share units.

Except with respect to the portion of Mr. Lockwood’s award to be settled pursuant to the Restricted Stock Agreement, awards granted under the PSU Agreements are intended to qualify as qualified “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

It is expected that the awards under the PSU Agreements will be in lieu of annual equity-linked incentive awards under the Company’s equity incentive plans, although the Compensation Committee and the Board may make further awards.  The Board also expects to enter into phantom performance share unit award agreements with certain other senior executives in lieu of annual equity incentive wards.

In addition, the Company entered into an executive severance agreement with each of Mr. Lockwood and Mr. Wood, dated as of June 10, 2012 (the “Severance Agreements”), setting forth certain payments and benefits in the event of a termination of employment.  The Severance Agreements will remain in effect until December 31, 2015, and will automatically renew on January 1, 2016 and each January 1 thereafter unless the Company provides notice of termination of either Severance Agreement.  Terms in quotation marks in the remainder of this paragraph are used as defined in the Severance Agreements.  The Severance Agreements provide, among other things, that, in the event of a termination of employment by the Company without “cause” or by the executive for “good reason,” the executive will receive (i) two times the sum of his “base salary” and “target bonus” in 24 equal monthly installments, (ii) up to two years of payments for COBRA welfare plan continuation and other benefit costs and (iii) up to $50,000 outplacement reimbursement for one year.  Also, in such an event, the executive will receive a pro rata portion of his annual cash bonus as determined by the Compensation Committee, or if such termination is within two years following a “change in control,” the executive will receive a pro rata portion of his target annual cash bonus.

The foregoing summaries of the Severance Agreements, the PSU Agreements (which, in Mr. Lockwood’s case, contains his agreement to make a personal investment in the Company) and the Restricted Stock Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of such documents to be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

(e) Changes to the Board of Directors

Effective June 10, 2012, Mr. Christensen resigned from the Board, and the Board reduced its size from nine to eight directors in light of Mr. Christensen’s resignation.  Effective June 10, 2012, Mr. Lockwood resigned from the Compensation Committee.

Item 8.01.              Other Events.

On June 11, 2012, the Company issued a press release relating to the Board and management changes and updated forecasts related to financial performance.  A copy of the press release is attached hereto as an exhibit.

Item 9.01.              Financial Statements and Exhibits.

(d) Exhibits.

99.01       Press Release issued on June 11, 2012, by the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EnergySolutions, Inc.
(Registrant)

By:	/s/ David J. Lockwood
David J. Lockwood
President and Chief Executive Officer

Date: June 11, 2012